Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 of General Finance Corporation of our report dated September 28, 2009 relating to the June 30, 2009 consolidated financial statements of General Finance Corporation appearing in the Annual Report on Form 10-K of General Finance Corporation for the year ended June 30, 2009.
/s/ Crowe Horwath LLP
September 28, 2009
Sherman Oaks, California